Exhibit 99.1

SFX ENTERTAINMENT, INC. ANNOUNCES UPSIZING AND PRICING OF SECOND LIEN SENIOR SECURED NOTES OFFERING

NEW YORK—September 19, 2014—SFX Entertainment, Inc. (NASDAQ: SFXE) (“SFX”) announced today that it upsized and priced $75 million aggregate principal amount of additional 9.625% second lien senior secured notes due 2019 (the “New Notes”)  in connection with its previously announced private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), including $10 million in a concurrent private placement to an entity controlled by Robert F.X. Sillerman, the Company’s Chief Executive Officer and Chairman of the board of directors. This represents a total increase of $25 million over the amount previously announced. The New Notes are in addition to the $220 million aggregate principal amount of SFX’s 9.625% second lien senior secured notes due 2019 issued on February 4, 2014. The closings of sales of the New Notes are expected to occur on September 24, 2014, subject to customary closing conditions.

SFX intends to use the net proceeds of the New Notes for working capital and general corporate purposes, including repaying all of its borrowings under its revolving credit facility and funding acquisitions, including two acquisitions which are expected to close simultaneously with the closings of the New Notes, and paying related fees and expenses.

The New Notes will be fully and unconditionally guaranteed, jointly and severally, by each of SFX’s existing and future wholly owned domestic restricted subsidiaries as well as by its non-wholly owned domestic subsidiary SFX-Nightlife Operating, LLC (collectively, the “Guarantors”). The New Notes and the guarantees will be secured by a second-priority lien on substantially all of SFX’s and the Guarantors’ assets, subject to certain exceptions and permitted liens.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities offered have not been registered under the Securities Act or qualified under any state securities laws or the laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The securities described herein were offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. This notice is being issued pursuant to Rule 135c under the Securities Act.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ:SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation,

Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets. Additionally, SFX manages FX1, an internal marketing solutions agency for consumer brands targeting the millennial culture.

Forward Looking Statements

This press release contains forward-looking statements regarding SFX’s business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: SFX’s ability to integrate the companies it has acquired and plans to acquire in the future; SFX’s belief that the EMC community will grow; SFX’s ability to increase the number of festivals and events it produces and their attendance; SFX’s ability to pay its debts and meet its liquidity needs; competition; SFX’s ability to manage growth and geographically-dispersed operations; and SFX’s ability to grow its online properties. SFX refers you to the documents its files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of SFX’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in its projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that SFX believes to be reasonable as of this date. SFX undertakes no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts

Richard Rosenstein

Chief Financial Officer and Chief Administrative Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com